Exhibit 99

RESCISSION OF ASSET PURCHASE AGREEMENT

This Rescission of Asset Purchase Agreement (the “Agreement”) is made as of the 23rd day of February, 2015, by and between Alpine 4 Automotive Technologies Ltd., a Delaware corporation (“Alpine 4”), and Pure Mobility International Incorporated, a Canadian corporation (“PMI”).  Alpine 4 and PMI may each be referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

A.
On December 11, 2014, the Parties entered into an Asset Purchase Agreement (the “Prior Agreement”) relating to the purchase and sale by Alpine 4 of certain assets of PMI, as identified in the Prior Agreement (the “Assets”).

B.	Subsequent to the entry into the Prior Agreement, certain issues have arisen in connection with some of the Assets that were the subject of the Prior Agreement.

C.
In light of these issues, both PMI and Alpine 4 deem it to be in the best interests of both Parties to terminate the Prior Agreement, and to fully rescind the Prior Agreement as though it had never been entered into.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants, agreements and conditions contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I
TERMINATION OF AGREEMENT; RESCISSION OF TRANSACTIONS

Section 1.01      Rescission of Purchase and Sale of Assets.  Pursuant to the Prior Agreement, Alpine 4 agreed to purchase from PMI, and PMI agreed to sell and transfer ownership to Alpine 4, of the Assets relating to the Sweratel Licensed Technology, including but not limited to physical assets listed in Exhibit A, including personal property, Intellectual Property, inventory, documentation, websites, documents, and all other assets however delineated relating to the Licensed Technology (collectively, the “Assets”).  A full list of the Assets is included as Exhibit A hereto. Pursuant to this Agreement, Alpine 4 and PMI agree to rescind fully and completely the purchase of the Assets by Alpine 4 and the sale of the Assets by PMI, and to terminate fully the Prior Agreement.  By this Agreement, Alpine 4 disclaims any ownership, right, title to, or interest in any of the Assets, and such Assets will be deemed by the Parties to belong to PMI as though the Prior Agreement had never been executed or the purchase and sale of the Assets closed.

Section 1.02    Return of Purchase Price Securities.  Upon execution of this Agreement, PMI agrees as follows:

(i)	PMI shall return the certificate(s) for eight million (8,000,000) shares of Alpine 4 common stock (the “Common Shares”).

(ii)	PMI shall return the certificate(s) for the five hundred thousand (500,000) shares of Alpine 4 Series A Convertible Preferred Stock (the “Preferred Shares”).

(iii)	PMI agrees that it has no right, title, or interest in or to the Common Shares or the Preferred Shares.

Section 1.03     Non-assignment of Contracts and Rights.  As a result of the execution of this Agreement, and the rescission of the purchase of the Assets, the Parties understand, acknowledge, and agree that any assignment of contracts or rights purportedly made by the Prior Agreement is also rescinded and treated as having no force or effect.

ARTICLE II
MISCELLANEOUS

Section 2.01  Attorney’s Fees and Costs.  If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful party or parties shall be entitled to recover reasonable attorney’s fees and other costs incurred in that action or proceeding, in addition to any other relief to which the party or parties may be entitled.

Section 2.02   Governing Law.  This Agreement shall be construed in accordance with, and governed by, the laws of the State of Arizona.  Any actions for the enforcement or interpretation of this Agreement shall be brought in Maricopa County, State of Arizona.

Section 2.03  Entire Agreement.  This Agreement and the documents referenced in it: (a) is intended by the parties as the final expression and the complete and exclusive statement of their agreement with respect to the terms in this Agreement and any prior or contemporaneous agreements or understandings, oral or written, which may contradict, explain or supplement these terms shall not be effective or admissible;  (b) is binding upon and inures to the benefit of the parties and their successors and assigns; (c) may not be amended or modified except by a writing signed by the parties which expressly states that it amends this Agreement; (d) shall be governed by Arizona law; and (e) may be signed in counterparts

Section 2.04  Interpretation.  Each party and its counsel has reviewed and revised this Agreement and any rule of contract interpretation to the effect that ambiguities or uncertainties are to be interpreted against the drafting party or the party who caused it to exist shall not be employed in the interpretation of this Agreement or any document executed in connection herewith.

Section 2.05  Headings.  Section headings are for reference purposes only and do not affect this Agreement.

Section 2.06  Severability.  If any part of this Agreement is invalid or unenforceable, then the remainder of this Agreement shall remain valid and enforceable and in force and effect.

IN WITNESS WHEREOF, the parties to this Asset Purchase Agreement have duly executed it on the day and year first above written.

PMI	ALPINE 4

Pure Mobility International Incorporated,	Alpine 4 Automotive Technologies Ltd.
an _______________ corporation	a Delaware Corporation

By: /s/ Marc Desparois	By: /s/ Kent Wilson
Marc Desparois: CEO	Kent B. Wilson, CEO

EXHIBIT A

ASSETS

-	Rescission of transfer of the VAD (VALUE ADDED DISTRIBUTOR AGREEMENT) from Sweratel with exclusive rights in North America, South America and the Caribbean as outlined in the VAD.

-	All related Sweratel inventory equating roughly 1mm USD of value attached herein.

-	All equipment and other tangible assets

-	Any contracts for Costa Rica, Bahamas, and Turks and Caicos, Conakry, Guinea.

-	All plans, drawings and specifications, and all books, records and files, related to the Source Code which Seller either owns or both possesses and has the right to assign to Buyer.